One Corporate Center
Rye, NY 10580-1422
GAMCO Investors, Inc
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Jeffrey M. Farber
Executive Vice-President and Chief Financial Officer
(914) 921-5147

For further information please visit
www.gabelli.com

Agnes Mullady Named Senior Vice President

Rye, New York, May 8, 2009 – GAMCO Investors, Inc. (NYSE:GBL) today announced that Agnes Mullady has been named a Senior Vice President.  Ms. Mullady will continue to serve as President and C.O.O. of the Closed End Fund division of Gabelli Funds, LLC, Vice President of Gabelli Funds, LLC, and Treasurer of all Gabelli/GAMCO investment companies, both open end and closed end.

Commenting on Ms. Mullady’s appointment, Bruce N. Alpert, Executive Vice President and C.O.O. of Gabelli Funds, LLC and a Senior Vice President of GAMCO said, “Agnes has consistently demonstrated a high degree of  professionalism, ethics, and mutual fund industry knowledge since she joined the firm.  I look forward to her continued success.”

Ms. Mullady joined GAMCO in December 2005 with twenty years of experience in mutual fund treasury operations with various fund complexes.  Ms. Mullady was a Senior Vice President at U.S. Trust Company, N.A., where she served as the Treasurer, Chief Financial and Chief Accounting Officer since February 2004 with the Excelsior Funds complex.  Agnes Mullady graduated with an accounting degree from Queens College, New York and has an MBA in Finance from the New York Institute of Technology.

        GAMCO Investors, Inc., through its subsidiaries, manages approximately $18.5 billion in assets as of March 31, 2009, comprised of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Investment Partnerships).

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.